Exhibit 10.2

                              AMENDMENT NO. 3
                 TO SOUTHWEST AIRLINES CO. 401(k) PLAN


      Pursuant to the authority of the Board of Directors of Southwest Airlines Co., and the provisions of Section 17.1 thereof, the Southwest Airlines Co. 401(k) Plan (the "Plan") is hereby amended in the following respects only, effective as of January 1, 1997:

      (1) Article IV, Section 4.5, paragraph (a) is hereby amended to read as follows:

            "(a) The 'deferral percentage' for each Employee who is then eligible for Salary Reduction Contributions, which shall be the ratio of the amount of such Employee's Salary Reduction Contributions for such Plan Year to the compensation (as defined in Section 2.1(r) hereof) for such Plan Year;"

      (2) Article IV, Section 4.6, paragraph (a) is hereby amended to read as follows:

            "(a)	The 'contribution percentage' for each Employee who is then
      eligible to receive Company Matching Contributions, which shall be the ratio of the sum of such Employee's Company Matching Contributions for such Plan Year to the Employee's compensation (as defined in Section
      2.1(r) hereof) for such Plan Year;"

      IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 3 to the Southwest Airlines Co. 401(k) Plan, the Company has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 4th day of April, 2003.

                           SOUTHWEST AIRLINES CO.



                           By:   /s/ James F. Parker
                                     James F. Parker, Chief Executive Officer
ATTEST:


/s/ Deborah Ackerman
Deborah Ackerman, Assistant Secretary

STATE OF TEXAS          Section
                        Section
COUNTY OF DALLAS        Section

      BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this 4th day of April, 2003, personally appeared JAMES F. PARKER, to me known to be the identical person who subscribed the name of SOUTHWEST AIRLINES CO., as its CHIEF EXECUTIVE OFFICER to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act
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and deed and as the free and voluntary act and deed of such organization for the uses and purposes therein set forth.

      GIVEN UNDER MY HAND AND SEAL OF OFFICE, the day and year last above written


                                 /s/ Marilyn Strickland
                                 Notary Public in and for the State of Texas



My Commission Expires: May 31, 2005